Exhibit 99.5

EXECUTION VERSION

CREDIT AGREEMENT

among

GRUBB & ELLIS MANAGEMENT SERVICES, INC,

as Borrower,

GRUBB & ELLIS COMPANY,

as Parent Guarantor,

The Several Lenders from Time to Time Parties Hereto,

and

COLFIN GNE LOAN FUNDING, LLC,

as Administrative Agent,

Dated as of April 15, 2011

SCHEDULES:

1.1	Commitments
2.13	Allocations
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
6.11	Post-Closing Requirements
7.2(g)	Existing Indebtedness
7.3(d)	Existing Liens
7.5(j)	Existing Joint Ventures
7.8(d)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Solvency Certificate
E	Form of Assignment and Assumption
F	Form of U.S. Tax Certificate
G	Form of Borrowing Base Certificate
H	Form of Additional Warrants

CREDIT AGREEMENT (this “Agreement”), dated as of April 15, 2011, among GRUBB & ELLIS MANAGEMENT SERVICES, INC., a Delaware corporation (the “Borrower”), GRUBB & ELLIS COMPANY, a Delaware corporation (the “Parent Guarantor”), the lenders from time to time parties to this Agreement (the “Lenders”), and COLFIN GNE LOAN FUNDING, LLC, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Loans”: as defined in Section 2.1.

“Additional Warrants”: as defined in Section 2.7(d).

“Administrative Agent”: ColFin GNE Loan Funding, LLC, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Loans and (b) the amount of such Lender’s Commitment then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (e), (f), (g) or (i) of Section 7.5 or, solely to the extent the net cash proceeds of such Disposition are deposited by the applicable Group Member in a deposit account subject to a perfected Lien pursuant to a control agreement in favor of the Administrative Agent in form and substance satisfactory to Administrative Agent, clause (h) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”: on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: at any time, the sum of (a) 100% of the Eligible Receivables at such time, minus (b) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce the advance rate set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by the chief financial officer of the Borrower and the Parent Guarantor, in substantially the form of Exhibit G.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder. There shall not be more than two Borrowing Dates (excluding any such date in respect of any Additional Loans).

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capitalized Lease Obligations”: as to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases”: as to any Person, all leases of property that are required to be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding the footnotes thereto) of such Person, provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Management Accounts”: as defined in Section 6.10.

“Cash Management Account Bank”: as defined in Section 6.10.

“Certificate of Designations”: the Parent Guarantor’s Certificate of Powers, Designations, Preferences and Rights of the 12% Cumulative Participating Perpetual Convertible Preferred Stock, as in effect on the Closing Date.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April 15, 2011.

“Closing Date Warrants”: those certain warrants to purchase shares of common stock of the Parent Guarantor issued to the Lenders or their designees on the Closing Date.

“Closing Date Warrant Shares”: at any date of determination, the aggregate number of shares of common stock of the Parent Guarantor that may be purchased pursuant to the Closing Date Warrants, calculated as of such date of determination.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1. The aggregate amount of the Commitments shall not exceed the Maximum Loan Amount.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Continuing Directors”: the directors of the Parent Guarantor on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Guarantor is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of the Parent Guarantor.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent or any other Lender.

“Customer”: the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to delivery any personal property or perform any services.

“Daymark”: Daymark Realty Advisors, Inc. and its Subsidiaries.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Guarantor organized under the laws of any jurisdiction within the United States.

“EBITDA”: with respect to any Person, on a consolidated basis, for any period, the sum of (a) net income (or loss) of such Person for such period (excluding extraordinary gains and losses), plus (b) without duplication and to the extent already deducted (and not added back) in arriving at such net income (or loss), the sum of the following amounts for such period: (i) all interest expense (excluding all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing) for such period, (ii) all charges against income for such period for federal, state, local and foreign taxes actually paid, (iii) to the extent not already included in net income, any proceeds received under any business interruption insurance policy during such period, (iv) depreciation expenses for such period, (v) amortization expenses for such period, (vi) non-cash stock-based award compensation expenses for such period, and (vii) all out of pocket expenses for such period incurred by such Person in connection with this Agreement and the other Loan Documents and not capitalized, minus (c) to the extent included in arriving at such net income, non-cash gains. For purposes of the foregoing, the net income of any Joint Venture shall be excluded; provided that net income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to the referent Person or a Subsidiary thereof (excluding Daymark) in respect of such period by such Joint Venture.

“Eligible Receivables”: at any time, the Receivables of any Loan Party (excluding Daymark) that are recorded on the general ledger of any Loan Party (excluding Daymark) which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Receivables shall not include any Receivable:

(a) which is not subject to a first priority perfected security interest (subject to the Liens described in clause (a) of the definition of Permitted Liens) in favor of the Administrative Agent;

(b) which is subject to any Lien other than a Lien in favor of the Administrative Agent;

(c) with respect to which is unpaid more than 60 days after the original due or more than 90 days after the original invoice date or which has been written off the books of any Loan Party or otherwise designated as uncollectible; provided that Receivables comprised of a Customer payable that is paid on an installment basis pursuant to an arrangement entered into at the point of sale (or time at which the service giving rise to the payable was performed) in the ordinary course of business, and which would otherwise constitute an Eligible Receivable but for this clause, shall be permitted to be included as an Eligible Receivable so long as such account is no more than 30 days past due (pursuant to such installment arrangement);

(d) which is owing by a Customer for which more than 50% of the Receivables owing from such Customer and its Affiliates are not deemed Eligible Receivables hereunder;

(e) which is owing by a Customer to the extent the aggregate amount of Receivables owing from such Customer and its Affiliates to the Loan Parties or any of them exceeds 25% of the aggregate Eligible Receivables;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in any other Loan Document has been breached or is not true in any material respect on the date when made (except that any covenant, representation or warranty that is qualified by or subject to a materiality qualifier or “Material Adverse Effect” shall be true in all respects);

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) except for accrued wage Receivables for which there are no offsetting payables, (A) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Customer, or (B) represents a progress billing, (iii) is contingent upon the completion by any Loan Party of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (other than any rights of the Customer to return goods pursuant to customary contracts or arrangements entered into by any Loan Party in the ordinary course of business consistent with past practices; provided that the Loan Parties shall have provided the Administrative Agent with written notice of such contracts or arrangements and the Administrative Agent may establish Reserves in its Permitted Discretion following good faith consultation with the Borrower), (v) relates to payments of interest, (vi) was created on cash on delivery terms, or (vii) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(h) for which the services giving rise to such Receivable have not been performed by the applicable Loan Party;

(i) which is owed by a Customer which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of a Customer that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Customer which has sold all or a substantially all of its assets;

(k) which is owed by a Customer which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., unless, in either case, such Receivable is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(l) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S., or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have been complied with to the Administrative Agent’s satisfaction; provided that up to $2,500,000 in the aggregate of Receivables which would otherwise constitute an Eligible Receivable but for this clause, shall be permitted to be included as an Eligible Receivable;

(m) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party; provided that any Receivable arising out of management fees or other servicing fees paid to the Loan Parties (other than Daymark) by Grubb & Ellis Healthcare REIT, Inc., Kojaian Ventures, LLC and any Related Fund of Kojaian Ventures, LLC, in each case, that would constitute an Eligible Receivable but for this clause (m), shall be permitted to be included as an Eligible Receivable;

(n) the proceeds of which, pursuant to an arrangement with a Customer, are required to be applied to the payment of Property Expenses due and outstanding to any third party (other than any Group Member or any employee of any Group Member) as of the applicable date of determination, but only to the extent that such proceeds are to be applied to such payments; or

(o) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute.

In the event that a Receivable which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Receivable, the face amount of a Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to a Customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by the applicable Loan Party to reduce the amount of such Receivable.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any of the Loan Parties, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event with respect to any Pension Plan that is subject to Title IV of ERISA; (b) the existence of a Prohibited Transaction with respect to any Plan subject to Section 4975 of the Code or Section 406 of ERISA that could reasonably be expected to result in liability to any of the Loan Parties; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure by any of the Loan Parties or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any of the Loan Parties or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary”: (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (ii) any Immaterial Subsidiary and (iii) each of Grubb & Ellis Alesco Global Advisors, LLC, NNN 200 Galleria Member, LLC and NNN Collateralized Senior Notes, LLC, for so long as becoming an obligor in respect of the Obligations violates the express terms of any agreement to which such Subsidiary is a party on the Closing Date; provided that immediately upon the lapse, termination or waiver of the applicable restrictive covenant or agreement, such Subsidiary shall cease to be an Excluded Subsidiary.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender, any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.11(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.11(a).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio”: with respect to any applicable period, the ratio of (a) EBITDA of the Parent Guarantor and its Subsidiaries on a consolidated basis (excluding Daymark) minus Unfinanced Capital Expenditures of such Persons made during such period, to (b) the sum of (i) the aggregate amount of all principal and interest payments due and/or made with regard to all Funded Debt of the Parent Guarantor and its Subsidiaries on a consolidated basis (excluding Daymark) during such period (including, without limitation, all PIK Amounts), (ii) the aggregate amount of Investments made during such period by the Parent Guarantor or any of its Subsidiaries (other than Daymark) for purposes of funding required scheduled debt payments of NNN 200 Galleria Member, LLC and its Subsidiaries under the Galleria Loan Documents or payments required to be made by NNN Sanctuary at Highland Oaks LeaseCo, LLC in respect of its obligations under the Sanctuary Master Lease, (iii) the amounts of Restricted Payments made by the Parent Guarantor during such period to the holders of its Preferred Stock and (iv) the aggregate amount of accrued and unpaid dividends pursuant to the Preferred Stock Plan during such period. For purposes of calculating the Fixed Charge Coverage Ratio, if any Disposition of all or substantially all of the Capital Stock or assets of Daymark is consummated during the applicable test period, the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that such Disposition had occurred on the first day of the applicable test period.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Subsidiary”: any Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary.

“Funded Debt”: with respect to any Person, without duplication, the outstanding principal amount of (a) all Loans (including, without limitation, all PIK Amounts), (b) all other Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and (c) Indebtedness consisting of guaranties by such Person of any of the foregoing of another Person.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Galleria Loan Documents”: the Amended and Restated Loan Agreement, dated as of April 11, 2007, between NNN 200 Galleria, LLC and Lehman Brothers Holding, Inc., D/B/A Lehman Capital, a division of Lehman Brothers Holdings, Inc., as in effect on the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent Guarantor, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the date hereof, executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: Parent Guarantor and each Domestic Subsidiary of Parent Guarantor other than the Borrower and any Excluded Subsidiary.

“Immaterial Subsidiary”: any Domestic Subsidiary that, together with its consolidated Subsidiaries, provides less than 5.0% of the consolidated revenues of, or holds less than 5.0% of the consolidated assets of, the Parent Guarantor and its Domestic Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 10.0% of consolidated revenues or consolidated assets, respectively, of the Parent Guarantor and its consolidated Domestic Subsidiaries, collectively, at any time (and the Borrower will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Indebtedness”: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Attributable Indebtedness;

(f) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person;

(g) all Guarantee Obligations of such Person in respect of any of the foregoing;

(h) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements.

The amount of Indebtedness of any Person for purposes of clause (d) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indenture Non-Payment/Acceleration Default”: a default or event of default arising pursuant to the Parent Guarantor Indenture (other than (i) a payment default with respect to the obligations under the Parent Guarantor Indenture and (ii) any default or event of default that results in an acceleration event under the Parent Guarantor Indenture).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: as to any Loan, the last day of each calendar month, the final maturity date of such Loan, and the date of any repayment or prepayment made in respect thereof.

“Interest Rate” : with respect to Loans, from time to time, the percentage per annum set forth in the following table:

Pricing Level	Time period	Interest Rate
1	Closing Date until 89 days following the Closing Date	11.00%

2	90th day following the Closing Date until the 179th day following the Closing Date	11.50%

3	180th day following the Closing Date until the 269th day following the Closing Date	12.00%

4	270th day following the Closing Date and thereafter	12.50%

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service.

“Joint Venture”: any Person in which the Parent Guarantor and its Subsidiaries own, directly or indirectly, Capital Stock and which is not a Wholly Owned Subsidiary of the Parent Guarantor.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement (which shall, unless expressly provided otherwise hereunder, include all Additional Loans).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Warrants, the Registration Rights Agreement, any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection with any of the foregoing and any amendment, amendment and restatement, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or the Parent Guarantor and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided, however, that (i) the failure of the Parent Guarantor to consummate a sale of all or any portion of Daymark, shall not, in and of itself, be deemed or constitute a “Material Adverse Effect” and (ii) solely for purposes of determining whether the conditions in Section 5.1(o) and Section 5.2(a) have been satisfied in connection with any Loans made, any reference to “Material Adverse Effect” in Section 5.1(o) and Section 4.2 shall mean, and shall be limited to: any effect, change, claim, event or circumstance that has resulted in a material adverse effect on, the business, properties, operations or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries, taken as a whole, provided that such Material Adverse Effect shall not include: effects resulting from (A) changes since March 30, 2011 in general economic or political conditions or the securities, credit or financial markets worldwide (so long as such conditions do not materially adversely affect the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (B) changes since March 30, 2011 in conditions generally affecting the industry in which the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, operate (so long as such conditions do not materially adversely affect the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (C) changes since March 30, 2011 in generally accepted accounting principles or the interpretation thereof (so long as such conditions do not materially adversely affect the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (D) any acts of terrorism or war since March 30, 2011 (so long as such conditions do not materially adversely affect the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (E) any effect, change, claim, event or circumstance related to Daymark; provided that neither the Parent Guarantor nor any of its Subsidiaries other than Daymark shall have been materially affected by any such effect, change, claim, event or circumstance, (F) any failure to meet internal projections or forecasts provided to the Administrative Agent prior to March 30, 2011 (including any publicly announced projections or forecasts) for any period, (G) any change resulting from, or litigation relating to, the transactions contemplated by that certain commitment letter, dated March 30, 2011 (the “Commitment Letter”) between Parent Guarantor, the Borrower and Administrative Agent (including any negative impact on the price of the Parent Guarantor’s common stock as a result of the public announcement of the transactions contemplated by the Commitment Letter or the potential dilution caused or expected to be caused by the issuance of the Warrants); provided that nothing contained in the clause (G) shall modify or affect any representation, warranty or condition contained in this Agreement and (H) receipt of any notice from the NYSE in respect of delisting of the Parent Guarantor’s common stock or failure to meet NYSE listing standards.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: March 1, 2012.

“Maximum Loan Amount”: (i) on or prior to May 15, 2011, the lesser of (x) $9,000,000 and (y) the Borrowing Base and (ii) thereafter, the lesser of (x) $18,000,000 and (y) the Borrowing Base.

“Moody’s”: Moody’s Investors Service, Inc. or any successor.

“Mortgaged Properties”: any real property as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (w) attorneys’ fees, accountants’ fees, investment banking fees, (x) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (y) other customary fees and expenses actually incurred in connection therewith and (z) in the case of a Recovery Event, any actual and reasonable cost incurred and paid or payable in connection with restoration work to the extent required by any casualty insurance policy or as a result of a condemnation and, in each case, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Worth”: at any date, the excess of the total assets of the Borrower and its Subsidiaries over their total liabilities determined on a consolidated basis in accordance with GAAP, excluding any intercompany Receivable from the Parent Guarantor which is eliminated or set off in consolidation of the Parent Guarantor’s financial statements.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, premiums, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Over Advance”: as defined in Section 2.5(b).

“Over Advance Account”: as defined in Section 2.5(b).

“Parent Guarantor”: as defined in the preamble hereto.

“Parent Guarantor Indenture”: the Indenture, dated as of May 7, 2010, between U.S. Bank National Association, N.A. and the Parent Guarantor.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“Payment Guaranty”: the Guarantee Obligations and other agreements described in paragraph (3) of Part II of Schedule 7.2(g) and paragraph (6) of Part III of Schedule 7.2(g).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holder”: collectively, C. Michael Kojaian, Kojaian Holdings LLC, Kojaian Ventures, L.L.C., Kojaian Management Corporation or any Affiliate thereof.

“Permitted Investments”: (a) Dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, province, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, province, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (d) commercial paper and variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender; (e) commercial paper and variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing; (h) marketable short-term money market and similar securities having, at the time of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and (i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above.

“Permitted Liens”: (a) Liens for Taxes, assessments or other governmental charges or claims that are either (i) not yet due and payable and not subject to penalties for nonpayment or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 8(h); (d) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Subsidiaries are located; (e) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar charges or encumbrances, in each case not interfering in any material respect with the business of the applicable Group Member and any exception on the title policies issued in connection with any Mortgaged Property; (f) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) leases or subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the applicable Group Member; (i) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; (j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases; (k) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (l) deposits or pledges to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds permitted hereunder and other obligations of like nature arising in the applicable Group Member’s ordinary course of business; and (m) Liens securing the financing of insurance premiums in the applicable Group Member’s ordinary course of business.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Amounts”: as defined in Section 2.7(d).

“PIK Election”: as defined in Section 2.7(d).

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any of the Loan Parties or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: the preferred stock of the Parent Guarantor issued under the Preferred Stock Plan.

“Preferred Stock Plan”: the plan for the issuance of Preferred Stock by the Parent Guarantor set out in the Certificate of Designations.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code, other than any event, transaction or occurrence that is exempt from such sections pursuant to Section 408 of ERISA, Section 4975(d) of the Code or a prohibited transaction class or individual exemption issued by the US Department of Labor.

“Properties”: as defined in Section 4.17(a).

“Property Expense”: those operating costs and expenses incurred in connection with the Loan Parties’ management of a Customer’s (or one of a Customer’s Affiliate’s or Subsidiary’s) property.

“Receivable”: as defined in the Guarantee and Collateral Agreement.

“Recipient”: as applicable, (a) the Administrative Agent and (b) any Lender.

“Recovery Event”: any settlement of or payment in respect of any real property insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(b).

“Registration Rights Agreement”: the Registration Rights Agreement, dated as of the date hereof, among the Parent Guarantor and the initial holders of the Closing Date Warrant Shares.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that a Loan Party intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of applicable Loan Party.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the applicable Loan Party shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in its business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Person, any fund that is administered or managed by such Person, is an Affiliate of such Person or is an entity or an Affiliate of an entity that administers or manages such Person.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date”: as defined in Section 2.7(d).

“Report”: reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to Parent Guarantor’s and the Borrower’s assets from information furnished by or on behalf of the Parent Guarantor or the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Loans then outstanding and (b) the Commitments then in effect.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: any and all reserves established against the Borrowing Base which the Administrative Agent deems necessary, in its Permitted Discretion, to establish from time to time (including without limitation an amount equal to all obligations that are secured by Liens on the assets of any Loan Party described in (2), (3) and (4) of Schedule 7.3(d)); provided that in no event shall Reserves be (i) duplicative of amounts paid by the Borrower in accordance with Section 2.5(b) in respect of any Over Advance or amounts deposited by the Borrower as a result of an Over Advance in accordance with Section 2.5(b), or (ii) duplicative of any other Reserve (it being understood that existing Reserves may be adjusted) or items or circumstances excluded from, independent of, or adjusted for in, the Borrowing Base. After the Closing Date, the Administrative Agent shall provide written notice to the Borrower of its intent, in its Permitted Discretion, to increase existing Reserves or to maintain additional Reserves.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower or Parent Guarantor, as applicable, but in any event, with respect to financial matters, the chief financial officer of the Borrower or the Parent Guarantor, as applicable.

“Restricted Payments”: as defined in Section 7.6.

“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor.

“Sanctuary Master Lease”: that certain Master Lease For the Sanctuary at Highland Parks, dated as of July 29, 2005, among NNN Sanctuary at Highland Oaks, DST and NNN Sanctuary at Highland Oaks LeaseCo, LLC, as in effect on the date hereof.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: when used with respect to any Person (exclusive of any of its consolidated or unconsolidated Subsidiaries), means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control Transaction”: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly with the prior written consent of the Administrative Agent, of 50% or more of the total voting power of the Parent Guarantor’s Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Parent Guarantor’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent Guarantor.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee”: any Assignee or Participant.

“Unfinanced Capital Expenditures”: all Capital Expenditures of the Parent Guarantor and its Subsidiaries (excluding Daymark) other than those made utilizing (a) financing provided by the applicable seller or third party lenders, or (b) cash that has been provided by Customers (other than any Group Member).

“United States”: the United States of America.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.11(f)(ii)(D).

“Voting Stock”: with respect to any Person, Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

“Warrants”: the Closing Date Warrants and any Additional Warrants.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Parent Guarantor.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability of any of the Loan Parties or any ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments and Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make from time to time on any Borrowing Date a Loan to the Borrower; provided that (A) there shall be no more than two Borrowing Dates (excluding any Additional Loans), (B) the aggregate principal amount of each Lender’s Loans (excluding any Additional Loans) shall not exceed such Lender’s Commitment and (C) the aggregate principal amount of all Loans (excluding any Additional Loans) outstanding shall not exceed the Maximum Loan Amount. Any amounts borrowed and repaid or prepaid may not be reborrowed. If at any time after the Closing Date any demand, any claim or any request for any payment is made under or in respect of any Payment Guaranty and such demand, claim or request shall not have been satisfied in full within five Business Days after such demand, claim or request is made, the Lenders shall have the right (in their sole discretion and in accordance with their Aggregate Exposure Percentage) to elect to cause the Borrower to borrow additional Loans hereunder (any such additional Loans, the “Additional Loans”), the proceeds of which shall be used by the Borrower (together with any other available funds) within one Business Day following receipt of such proceeds to satisfy in full such demand, claim or request. Except as otherwise expressly set forth in this Agreement, the terms of the Additional Loans shall be identical in all respects to all other Loans made hereunder.

2.2 Procedure for Borrowing. The Borrower may borrow under the Commitments on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice prior to 11:00 A.M., New York City time, twelve Business Days (or such shorter period of time to which the Administrative Agent may agree in its sole discretion) prior to the requested Borrowing Date, specifying (i) the amount of Loans to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Commitments shall be in a minimum principal amount of $4,000,000. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office no later than 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent pursuant to written instructions provided to the Administrative Agent by the Borrower.

2.3 Repayment of Loans. The Borrower shall repay all outstanding Loans on the Maturity Date.

2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to Section 2.6 hereof, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.5 Mandatory Prepayments. (a) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.5(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $250,000 and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.5(d).

(b) If on any date of determination the aggregate principal amount of Loans (excluding any Additional Loans) outstanding exceeds the Borrowing Base (such excess amount being referred to herein as, an “Over Advance”), the Borrower shall prepay the Loans in an aggregate amount equal to such Over Advance on such date. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.5(b) so long as (i) the aggregate amount of Over Advances on such date does not exceed $3,000,000, (ii) no Default or Event of Default has occurred and is continuing, (iii) an amount equal to (A) 110% of the aggregate principal amount of Loans (excluding any Additional Loans) outstanding on such date minus (B) the Borrowing Base is deposited by the Borrower on such date in an interest-bearing segregated account subject to the sole dominion and control of the Administrative Agent (the “Over Advance Account”), and (iv) upon the earlier of (A) the next date on which the Borrower is required to deliver to the Administrative Agent a Borrowing Base Certificate pursuant to Section 6.2 and (B) the occurrence of a Default or an Event of Default, the Borrower either (i) directs the Administrative Agent to apply the proceeds in the Over Advance Account equal to the then applicable Over Advances to the prepayment of the Loans (with the remaining balance to be paid to the Borrower in such account designated by the Borrower) or (ii) only to the extent no Over Advance exists on such date, directs the Administrative Agent to (and the Administrative Agent thereafter shall promptly, but in any event within two (2) Business Days of receiving such direction) deposit all amounts in the Over Advance Account to such account designated by the Borrower in writing at such time.

(c) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Loans as set forth in Section 2.5(d).

(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.5 shall be applied to the prepayment of the Loans in accordance with Section 2.9. Each prepayment of the Loans under Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and the prepayment premium pursuant to Section 2.6.

2.6 Prepayment Premium. All voluntary prepayments of principal of Loans pursuant to Section 2.4, all mandatory repayments of principal of Loans required pursuant to Section 2.5 and all repayments of principal of Loans required pursuant to Section 8 as a result of the acceleration thereof will be subject to payment by the Borrower to the Administrative Agent, for the ratable account of each Lender, of a prepayment premium on the principal amount so prepaid or repaid, of 4.0%; provided that such prepayment premium shall be reduced to 2.0% in the event the Borrower makes more than one borrowing under the Commitment pursuant to Section 2.2; provided, further that no such prepayment premium shall be required to be paid by the Borrower if such prepayment or repayment was required to be made as a result of a Specified Change of Control Transaction in which the per share market value of the common stock is equal to or greater than $1.10 per share. Such prepayment premium shall be due and payable upon the date of any voluntary prepayment or the due date of such mandatory prepayment or required repayment, as the case may be.

2.7 Interest Rates and Payment Dates. (a) Each Loan shall bear interest at a rate per annum equal to the Interest Rate.

(b) If any Event of Default occurs and is continuing, all amounts shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0%.

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) So long as no Event of Default has occurred and is continuing, the Borrower may elect to (i) pay all interest due on any Interest Payment Date in cash or (ii) pay up to 100% of the interest due on such Interest Payment Date by adding such interest to the principal amount of the outstanding Loans and the remaining portion of the interest due on such Interest Payment Date in cash (such election, a “PIK Election”; and such interest added to the principal amount of the outstanding Loans, the “PIK Amounts”). Unless otherwise notified at least five Business Days prior to the applicable Interest Payment Date (and in the absence of an Event of Default), the Borrower will be deemed to have made a PIK Election with respect to all of the interest due on any Interest Payment Date. In the event of any PIK Election, the Parent Guarantor shall issue to the Lenders (in accordance with their Aggregate Exposure Percentage) additional warrants in the form attached hereto as Exhibit H to purchase a number of shares (not less than zero) of common stock of the Parent Guarantor equal to (x) an amount equal to the product of (i) the Closing Date Warrant Shares and (ii) a ratio equal to (A) the aggregate principal amount of Loans outstanding (including all PIK Amounts) at such date over (B) the aggregate principal amount of Loans outstanding (excluding all PIK Amounts) at such date minus (y) the aggregate amount of Closing Date Warrant Shares and any Additional Warrants issued to the Lenders since the Closing Date (such additional warrants, the “Additional Warrants”). The Parent Guarantor shall issue any such Additional Warrants at the time of each such PIK Election. In addition, the Parent Guarantor shall issue to the Lenders (in accordance with their Aggregate Exposure Percentage) Additional Warrants on the final Interest Payment Date (whether at the stated maturity or otherwise) if the Borrower has made a PIK Election with respect to more than 50% of the aggregate amount of accrued interest payable on the Loans up to such final Interest Payment Date. The amount of Additional Warrants issued on the final Interest Payment Date shall be calculated as set forth above in this paragraph assuming that the Borrower had made a PIK Election with respect to all interest paid on such final Interest Payment Date.

2.8 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.9 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any fee shall be made pro rata according to the respective Aggregate Exposure Percentage of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest and premium on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts prepaid under Section 2.5(b) shall be applied to Loans other than Additional Loans. Amounts prepaid on account of the Loans may not be reborrowed.

(c) Except as otherwise expressly provided herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim, on the due date thereof to the Administrative Agent, for the account of the Lenders, in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at Interest Rate then in effect, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9(d), 2.9(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.10 Requirements of Law. (a) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law (i) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material or (ii) subjects any Lender to any Tax (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(b) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.11(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in a Requirement of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.11(f).

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including additional amounts paid pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.11(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.11(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.11 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 2.11(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.10 or 2.11(a).

2.13 Tax Treatment of Units. The Parent Guarantor, the Borrower, the Administrative Agent and the Lenders hereby agree (i) to treat the Loans made on the Closing Date and the Closing Date Warrants as an investment unit consisting of Warrants and a Loan and to allocate the purchase price between the underlying Warrants and Loan in the proportions set forth on Schedule 2.13 hereto, which Schedule shall be agreed to among the Administrative Agent, the Lenders and the Borrower and completed no later than April 22, 2011, and (ii) unless required by applicable law, each of the Parent Guarantor, the Borrower, the Administrative Agent and the Lenders will not take any position on a tax return inconsistent with (i) or (ii).

2.14 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or Section 2.11 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any replacement, such Lender shall have taken no action under Section 2.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.10 or Section 2.11, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.10 or Section 2.11, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. FEES

3.1 Closing Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (on a pro rata basis based on each such Lender’s respective Aggregate Exposure Percentage) a closing fee on the Closing Date of $180,000.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Parent Guarantor and Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Parent Guarantor as at December 31, 2010, December 31, 2009 and December 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition of the Parent Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Parent Guarantor as at September 30, 2010, June 30, 2010 and March 31, 2010, and the related unaudited consolidated statements of income and cash flows for the three-, six- and nine-month periods ended on such dates, present fairly, in all material respects, the consolidated financial condition of the Parent Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-, six- and nine-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Group Member has any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or previously disclosed by the Parent Guarantor in its filings and current reports with the SEC, except for any such liabilities or obligations which could not, individually or in the aggregate, have a Material Adverse Effect. During the period from December 31, 2010 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since March 30, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to be so qualified or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowing of the Loans on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) immaterial consents, authorizations, filings and notices. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent Guarantor or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower or the Parent Guarantor, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. To the best knowledge of each Group Member, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower or the Parent Guarantor know of any valid basis for any such claim. To the best knowledge of any Loan Party, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Borrower or the Parent Guarantor, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each of the Loan Parties is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any of the Loan Parties or to which any of the Loan Parties has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Loans shall be used to finance working capital needs and other general corporate purposes of the Parent Guarantor and its Subsidiaries. The proceeds of any Additional Loans (together with any other available funds) shall be used solely to satisfy in full any demand, claim or request for any payment made under or in respect of any Payment Guaranty.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for (i) Permitted Liens arising solely by operation of law and (ii) purchase money liens permitted under Section 7.3).

(b) Upon execution and delivery, each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the applicable filing or recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens and encumbrances or rights permitted by the relevant Mortgage and this Agreement).

4.20 Solvency. Each of the Parent Guarantor and the Borrower, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents, will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.22 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Receivable included in the calculation of the Borrowing Base, (to the best knowledge of the Parent Guarantor and the Borrower in the case of criteria that are subject to the Administrative Agent’s Permitted Discretion) satisfies all criteria stated herein to be an Eligible Receivable.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Parent Guarantor, the Borrower and each Person listed on Schedule 1.1, (ii) the Guarantee and Collateral Agreement, executed and delivered by Parent Guarantor, the Borrower and each other Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) [Intentionally omitted]

(c) Approvals. All governmental and third party approvals necessary in connection with the Loan Documents, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d) Lien Searches. To the extent available after use of commercially reasonable efforts by the Borrower prior to the Closing Date, the Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees (including the Closing Fee required pursuant to Section 3.1) required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) required to be reimbursed, on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the week immediately preceding the Closing Date.

(g) Net Worth. As of the Closing Date, the Borrower’s Net Worth on a pro forma basis after giving effect to the transactions on the Closing Date and the use of proceeds thereof shall not be less than $20,000,000 and the Administrative Agent shall have received a Compliance Certificate to such effect, along with appropriate insertions and attachments thereto.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the Organizational Documents of each Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization as of a recent date.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Zukerman Gore Brandeis & Crossman, LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent; and

(ii) the legal opinion of local counsel to the applicable Loan Parties in each of California and Virginia, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required by the Guarantee and Collateral Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Parent Guarantor in the form attached as Exhibit D and that shall document the solvency of the Parent Guarantor and the Borrower (exclusive of their respective Subsidiaries) after giving effect to the transactions contemplated by this Agreement.

(m) Insurance. To the extent available after use of commercially reasonable efforts by the Borrower prior to the Closing Date, the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) USA PATRIOT Act. The Administrative Agent shall have received all information required under Section 10.17 at least five days prior to the Closing Date.

(o) No Change. No Material Adverse Effect has occurred.

(p) Perfection Certificate. The Administrative Agent shall have received a perfection certificate in form and substance satisfactory to the Administrative Agent with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of each of the Loan Parties.

(q) Warrants. The Administrative Agent shall have received copies of all material documents and agreements required to be executed by the Loan Parties with respect to the Warrants, each in form and substance satisfactory to the Administrative Agent, and the Parent Guarantor shall have (x) issued the Closing Date Warrants to the Lenders or their designees and (y) reserved authorized and unissued shares of its common stock in an amount sufficient to satisfy the full exercise of the Warrants. The board of directors of the Parent Guarantor shall have granted all necessary approvals under the Parent Guarantor’s organizational documents and Delaware General Corporation Law with respect to the acquisition and exercise of the Warrants.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Loan (Other Than Any Additional Loan). The agreement of each Lender to make any Loan (other than any Additional Loan) requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by or subject to materiality or “Material Adverse Effect” shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or subject to “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date; provided that solely for purposes of this Section 5.2(b), a Default or Event of Default shall not include any Indenture Non-Payment/Acceleration Default.

(c) Borrowing Base. At the time of and immediately after giving effect to such Loan, the aggregate amount of Loans outstanding shall not exceed the Maximum Loan Amount.

(d) Borrowing Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.2.

Each borrowing (other than any borrowing of Additional Loans) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied in accordance with the terms hereof.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent Guarantor and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Parent Guarantor and the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Guarantor or the Borrower, as applicable, the unaudited consolidated balance sheet of the Parent Guarantor and the unaudited consolidated balance sheet of the Borrower, in each case, as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent Guarantor and the Borrower as being fairly stated in all material respects (subject to normal year-end adjustments); and

(b) as soon as available, but in any event no later than 30 days after the end of each month occurring during each fiscal year of the Parent Guarantor, the unaudited consolidated balance sheets of the Parent Guarantor as at the end of such month and the related unaudited consolidated statements of income for such month and the portion of the fiscal year through the end of such month, certified by a Responsible Officer of the Parent Guarantor as being fairly stated in all material respects (subject to normal year-end adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except with respect to the financial statements and reports described in paragraph (b) above, for the absence of explanatory footnotes) applied consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a), (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default during such period except as specified in such certificate, and (ii)(x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party, (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (4) a list of all Immaterial Subsidiaries as of the last day of the relevant fiscal quarter (together with calculations in reasonable detail supporting each such Subsidiary’s qualification as an “Immaterial Subsidiary”);

(b) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Guarantor, a narrative discussion and analysis of the financial condition and results of operations of the Parent Guarantor and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(c) as soon as available but in any event within 20 days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(d) as soon as available but in any event within 20 days of the end of each calendar month (a) accounts receivable agings inclusive of reconciliations to the general ledger of the Loan Parties (other than Daymark) and (b) a Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon the Administrative Agent or restrictive of the Administrative Agent’s rights under this Agreement). In addition, the Borrower and the Parent Guarantor will deliver to the Administrative Agent at such intervals as the Administrative Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent may require including trial balances and test verifications. The Administrative Agent shall have the right to confirm and verify all Receivables by any reasonable manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to the Administrative Agent and executed by the Borrower and the Parent Guarantor and delivered to the Administrative Agent from time to time solely for the Administrative Agent’s convenience in maintaining records of the Collateral, and the Borrower’s or the Parent Guarantor’s failure to deliver any of such items to the Administrative Agent shall not affect, terminate, modify or otherwise limit the Administrative Agent’s Lien with respect to the Collateral;

(e) within 30 days of the acquisition or formation of any Immaterial Subsidiary, the legal name, jurisdiction of organization and capital structure thereof and calculations in reasonable detail supporting such Subsidiary’s qualification as an “Immaterial Subsidiary”;

(f) within five days after the same are sent, copies of all financial statements and reports that the Parent Guarantor and the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Parent Guarantor and the Borrower may make to, or file with, the SEC;

(g) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any of the Loan Parties or any ERISA Affiliate requests with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any of the Loan Parties or any ERISA Affiliate requests with respect to any Multiemployer Plan; provided, that if the relevant Loan Party or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Loan Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

Each Lender that is Controlled directly or indirectly by an investment fund Controlled by Colony Capital Acquisitions, LLC and is intended to qualify as a “venture capital operating company” (within the meaning of Labor Reg. § 2510.3-101), and that requires “management rights” (within the meaning of Labor Reg. § 2510.3-101(d)(3)(ii)) in the Parent Guarantor or its Subsidiaries to continue its qualification as such a venture capital operating company shall be provided, upon written request from such Lender, with rights in regard to the management of the Parent Guarantor or its Subsidiaries to the extent necessary to cause such Lender not to lose its status as such a venture capital operating company by reason of the transactions contemplated by this Agreement. In any event, without limiting the preceding sentence, until the earlier of the Maturity Date and the date the Loans are assigned by such Lender, these rights shall include without limitation, upon written request from such Lender: (i) reasonable advance notice of any significant business matter of the Parent Guarantor or the Borrower, provided that, such notice obligation shall be deemed satisfied so long as any director appointed by such Lender serves on the Parent Guarantor’s board of directors; provided, further, that, in the event the immediately preceding proviso does not apply, such Lender shall not be entitled to such notice if, based on the advice of the Borrower’s counsel, any such disclosure (x) would violate applicable law or confidentiality obligations with third parties or would jeopardize attorney-client privilege, (y) would require public disclosure of information at a time when such information is not otherwise required to be disclosed or (z) relates to any Investment, merger or Disposition of any significant assets or any other extraordinary transaction, and (ii) upon reasonable advance notice to the Parent Guarantor and the Borrower and during normal business hours, the reasonable opportunity to consult with and discuss the business and affairs of the Parent Guarantor and the Borrower with the Parent Guarantor’s and the Borrower’s officers and senior employees and the reasonable opportunity to make recommendations with respect to the business and affairs of the Parent Guarantor and the Borrower, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Parent Guarantor and the Borrower and their respective boards of directors.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) in the case of Daymark, all its obligations (including Taxes) of whatever nature, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) in the case of all Group Members other than Daymark, its material obligations (including Taxes) of whatever nature, in each case except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions; Field Examinations. (a) (i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants; provided, however, that (i) unless an Event of Default has occurred and is continuing, (A) the Loan Parties shall only be required to pay or reimburse the Administrative Agent’s expenses for one (1) such inspection of all of the Loan Parties’ books and records during any fiscal year, and (B) the Administrative Agent shall cooperate so that such visit does not materially disrupt the normal operations of such Loan Parties and (ii) the Administrative Agent shall conduct each such inspection in compliance with all reasonable safety and security requirements of such Loan Party.

(b) Permit field examinations to be conducted at any reasonable time (but no more than one (1) visit per fiscal quarter period shall be permitted (except upon the occurrence and during the continuance of an Event of Default)) by the Administrative Agent or a field auditor satisfactory to the Administrative Agent, in respect of the assets of the Parent Guarantor and the Borrower of the type included in the Borrowing Base.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any material Contractual Obligation of any Group Member, (ii) any demand, any claim or any request for any payment made under or in respect of any Payment Guaranty, (iii) any default or event of default under any Payment Guaranty or any Contractual Obligation evidencing Indebtedness relating to any Payment Guaranty or (iv) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) an ERISA Event, as soon as practicable and in any event no later than (i) 10 days after the Borrower knows or has reason to know thereof and (ii) the time such ERISA Event is reportable to the applicable Governmental Authority under Requirements of Law; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to such Liens expressly permitted by Section 7.3) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(c)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or reasonably advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Domestic Subsidiary of Parent Guarantor created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any Domestic Subsidiary that ceases to be an Excluded Subsidiary) or any other Subsidiary of a Loan Party requested from time to time by the Borrower, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to such Liens expressly permitted by Section 7.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, reasonably desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Cash Management. All proceeds of Collateral (excluding deposits not to exceed in the aggregate at any one time, $50,000) shall be deposited by each Loan Party into deposit accounts (“Cash Management Accounts”) established at a bank or banks (each such bank, a “Cash Management Account Bank”) as may be selected by such Loan Party and be acceptable to Administrative Agent. The applicable Loan Party shall promptly and in any event, (i) with respect to Cash Management Accounts in existence on the Closing Date, within sixty (60) days after the Closing Date (or such longer period as may be determined by the Administrative Agent in its sole discretion) and (ii) with respect to any Cash Management Accounts established after the Closing Date, within thirty (30) days after the establishment thereof (or such longer period as may be determined by the Administrative Agent in its sole discretion), deliver a control agreement in form and substance satisfactory to the Administrative Agent directing such Cash Management Account Bank, from and after the date that such Cash Management Account Bank receives written notification from the Administrative Agent, to transfer such funds so deposited to the Administrative Agent, either to any account maintained by the Administrative Agent at said Cash Management Account Bank or by wire transfer to the appropriate account(s) of the Administrative Agent, provided, that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Account Bank to transfer funds in the Cash Management Accounts to any account of the Administrative Agent.

6.11 Post-Closing. Execute and deliver the documents and complete the tasks and take the other actions set forth on Schedule 6.11, in each case within the time limits specified on such Schedule.

6.12 Use of Proceeds of Additional Loans. Use the proceeds of any Additional Loans (together with any other available funds) solely to satisfy in full any demand, claim or request for any payment made under or in respect of any Payment Guaranty.

SECTION 7. NEGATIVE COVENANTS

The Parent Guarantor and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Parent Guarantor and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants. Permit the Net Worth as of the last day of any fiscal quarter to be less than $20,000,000.

7.2 Indebtedness. Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness, except:

(a) Indebtedness arising under the Loan Documents;

(b) Indebtedness of (i) the Borrower to any other Subsidiary, (ii) any Guarantor to the Borrower or any other Subsidiary, (iii) any Subsidiary that is not a Guarantor (other than the Borrower) owing to any other Subsidiary that is not a Guarantor and (iv) subject to Section 7.8, any Subsidiary that is not a Guarantor (other than the Borrower) owing to the Borrower or any Guarantor;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) but, in any event, not in respect of Swap Agreements;

(d) Guarantee Obligations incurred in the ordinary course of business by the Parent Guarantor or any its Subsidiaries of obligations of the Borrower or any Guarantor;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, sublessors and licensees;

(f) Indebtedness (including without limitation, Capitalized Lease Obligations) secured by a Lien permitted by Section 7.3(c) in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(g) and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (i) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h) Indebtedness in respect of Swap Agreements;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Swap Agreements;

(j) Indebtedness of the Parent Guarantor or any of its Subsidiaries consisting of obligations to pay insurance premiums arising in the ordinary course of business;

(k) Indebtedness expressly subordinate to the Obligations in all respects in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; provided that all terms and conditions of such Indebtedness shall be satisfactory to the Administrative Agent;

(l) fully cash collateralized letters of credit issued for the account of any Loan Party or any of its Subsidiaries in the ordinary course of business consistent with past practices, provided that immediately prior to and after giving effect to any such letter of credit, the Borrower shall be in pro forma compliance with Section 7.1;

(m) to the extent such amounts constitute Indebtedness, any deferred purchase price payable with respect to Investments permitted by Section 7.8(o); and

(n) additional Indebtedness of the Parent Guarantor or any of its Subsidiaries provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (n) shall not at any time exceed $1,000,000.

7.3 Liens. Create, incur, assume, or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens securing the Obligations that are incurred under the Loan Documents;

(b) Permitted Liens;

(c) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets; provided that (i) such liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased;

(d) Liens existing on the Closing Date and listed on Schedule 7.3(d), provided that (i) no such Lien is spread to cover any additional property after the Closing Date and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any modifications, refundings, refinancings, extensions, renewals and replacements of such obligations permitted by Section 7.2;

(e) the modification, replacement, extension or renewal of any Lien permitted by clauses (c) and (d) above and clauses (f) and (g) of this Section 7.3 upon or in the same assets theretofore subject to such Lien (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2 and proceeds and products thereof) or the modification, refunding, refinancing, replacement, extension or renewal of the Indebtedness or other obligations secured thereby as permitted by Section 7.2;

(f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(g) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(h) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Guarantor or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(i) Liens on cash collateral to secure letters of credit used for the account of the Loan Parties or any of their respective Subsidiaries in the ordinary course of business consistent with past practices to the extent such letters of credit are permitted by Section 7.2(l);

(j) to the extent constituting Liens, Liens of a Customer arising with respect to any real or personal property owned by such Customer or any other Person that is not a Group Member, that is in the possession or control of a Group Member, held in trust by a Group Member, held by a Group Member as a bailee or held by a Group Member pursuant to any similar arrangement, provided that such Customer Lien shall not extend to any property of any Group Member; and

(k) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $1,000,000.

7.4 Fundamental Changes. Except as expressly permitted by Section 7.5 or 7.8, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Parent Guarantor (other than the Borrower) or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that the Borrower shall be the continuing or surviving corporation;

(b) any Subsidiary of the Parent Guarantor (other than the Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Wholly Owned Subsidiaries of the Parent Guarantor, provided that (i) the Wholly Owned Subsidiary shall be the continuing or surviving corporation, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving entity or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and Collateral Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation; and (iv) no Subsidiary of the Parent Guarantor (other than Daymark) may be merged, amalgamated or consolidated with or into Daymark;

(c) any Subsidiary that is not a Guarantor (other than the Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor (other than Daymark) or any other Wholly Owned Subsidiary of the Borrower (other than Daymark);

(d) any Subsidiary that is a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; provided that no Guarantor (other than Daymark) may sell, lease, transfer or otherwise dispose of any or all of its assets to Daymark; and

(e) any Subsidiary (other than the Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Subsidiary is a Guarantor, any assets or business or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution.

7.5 Disposition of Property. Dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Subsidiary’s Capital Stock, except:

(a) the Disposition of obsolete, worn-out or surplus assets to the extent such assets are not necessary for the operation of the Parent Guarantor’s and its Subsidiaries’ business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the Disposition of other assets (other than accounts receivable) for fair market value, provided that (i) the aggregate fair market value of such Dispositions, taken as a whole, pursuant to this clause (d) shall not exceed $1,000,000, (ii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, and (iii) the Loan Parties and their Subsidiaries (other than Daymark) may not convey, sell, lease, assign, transfer or otherwise Dispose of property or assets to Daymark;

(e) the Parent Guarantor and any of its Subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) the Borrower and any other Subsidiaries may convey, sell, lease, assign, transfer or otherwise dispose of property or assets to the Borrower or to a Wholly Owned Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.8 and (iii) the Borrower and any other Subsidiary (other than Daymark) may not convey, sell, lease, assign, transfer or otherwise dispose of property or assets to Daymark;

(g) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;

(h) the Disposition of all or substantially all of the Capital Stock or assets of Daymark or any portion thereof; provided that (i) no Default then exists or would arise from the consummation of such transaction; (ii) any intercompany payable owed by the Parent Guarantor or any of its Subsidiaries (other than Daymark) to Daymark or such applicable Subsidiary thereof shall be converted into a five-year unsecured promissory note, such promissory note to be satisfactory in form and substance to the Administrative Agent; (iii) the terms and conditions of such Disposition shall have been approved by the Administrative Agent (such approval not to be unreasonably withheld); (iv) the Parent Guarantor shall have delivered to the Administrative Agent at least 10 days prior to the consummation of such proposed Disposition, a certification by the chief financial officer of the Borrower with respect to compliance with clauses (i) and (ii) above, together with all relevant financial information with respect to such assets, including without limitation, the aggregate consideration for such Disposition and any other information required to demonstrate compliance with clauses (i) and (ii) above;

(i) the Disposition of all or substantially all of the assets or Capital Stock of (i) G&E Alesco Global Advisors, LLC and the assets of any of its Related Funds and (ii) E&I Advisors Asset Management, LLC; and

(j) Asset Sales pursuant to a “forced-sale”, “buy-sell”, “put-call” or similar arrangement in joint venture agreements of Joint Ventures in effect on the Closing Date and listed on Schedule 7.5(j).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or the set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary that is a Guarantor, (ii) any Subsidiary (other than the Borrower) may make Restricted Payments to any Loan Party and (iii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party;

(b) the Borrower may make Investments expressly permitted by Section 7.8;

(c) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by Section 7.4;

(d) the Parent Guarantor may repurchase Capital Stock of the Parent Guarantor deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(e) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Restricted Payment and (ii) the Borrower’s Net Worth on a pro forma basis after giving effect to such Restricted Payment is not less than $25,000,000, the Borrower may make Restricted Payments to the Parent Guarantor; and

(f) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Restricted Payment and (ii) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Parent Guarantor most recently ended for which financial statements are available, exceeds 1.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment (as certified in writing to the Administrative Agent by the Parent Guarantor and the Borrower, with appropriate back-up calculations), the Parent Guarantor may make Restricted Payments to the holders of its Preferred Stock in amount not to exceed such amounts payable under the Parent Guarantor’s Preferred Stock Plan as in effect on the date hereof.

Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses in which the Parent Guarantor and the Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.7.8 Investments. Make any advance, loan, extensions of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to (i) officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate amount not to exceed $25,000 at any one time outstanding and (ii) employee brokers and independent contract brokers of the Group Members in the ordinary course of business consistent with past practices;

(d) Investments existing on the Closing Date and listed on Schedule 7.8(d) and any modifications, replacements, extensions or renewals thereof so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased (other than by reason of increase in the value thereof) at any time above the amount of such Investments existing on the Closing Date;

(e) Investments in Swap Agreements;

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g) (i) intercompany Investments made by a Group Member in any Person that, prior to such Investment, was a Loan Party and (ii) intercompany Investments by any Subsidiary that is not a Guarantor in any Person that, prior to such Investment, was a Subsidiary; provided that no Group Member (other than Daymark) shall be permitted to make Investments in Daymark pursuant to this clause (g);

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(j) advances of payroll payments to employees in the ordinary course of business;

(k) Guarantees by the Borrower or any other Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(l) Investments of a Subsidiary acquired after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 7.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(m) Investments directly or indirectly by any Group Member in any Joint Venture in existence as of the Closing Date and listed on Schedule 7.5(j) (including, without limitation, (i) any loans and (ii) any Investment required in connection with (A) the exercise by any partner or member in such Joint Venture or any “forced-sale”, “buy-sell”, “put-call” or similar arrangements in the joint venture agreements for such Joint Venture, or (B) the purchase of the partnership or membership interest of any other partner or member in such Joint Venture) in an aggregate principal amount not to exceed $3,000,000; provided that, such Investments are required by the related joint venture agreement in effect on the Closing Date;

(n) an Investment by the Parent Guarantor in Grubb & Ellis Capital Corporation, provided, that (i) all proceeds thereof shall be contemporaneously applied by Grubb & Ellis Capital Corporation to the purchase price of all or substantially all of the assets or business of Grubb & Ellis Securities, Inc., and (ii) an amount equal to 100% of the acquisition price financed by the Parent Guarantor, shall contemporaneously be distributed to Daymark Realty Advisors, Inc. and thereafter contemporaneously paid to the Parent Guarantor;

(o) Investments in Grubb & Ellis Securities, Inc. and Grubb & Ellis Capital Corporation (in each case, so long as it is a direct or indirect Subsidiary of the Parent Guarantor), provided that no such Investment shall exceed an amount equal to the lesser of (i) when aggregated with the cash capital of Grubb & Ellis Securities, Inc. or Grubb & Ellis Capital Corporation, as applicable, immediately prior to giving effect to such Investment, the minimum combined capital and surplus amount then required to be maintained by Grubb & Ellis Securities, Inc. or Grubb & Ellis Capital Corporation, as applicable, under applicable Requirements of Law and the guidelines issued by Financial Industry Regulatory Authority, Inc. (or any successor agency) from time to time and (ii) $6,000,000 in the aggregate after the Closing Date; and

(p) other Investments in an aggregate principal amount not to exceed $3,000,000; provided that the Loan Parties and their Subsidiaries may not make any Investment in Daymark pursuant to this clause (p) other than for purposes of funding required scheduled debt payments of NNN 200 Galleria Member, LLC (so long as it is a direct or indirect Subsidiary of the Parent Guarantor) and its Subsidiaries under the Galleria Loan Documents or payments required to be made by NNN Sanctuary at Highland Oaks LeaseCo, LLC (so long as it is a direct or indirect Subsidiary of the Parent Guarantor) in respect of its obligations under the Sanctuary Master Lease.

7.9 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Guarantor to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Guarantor or any other Subsidiary of the Parent Guarantor, (b) make loans or advances to, or other Investments in, the Parent Guarantor or any other Subsidiary of the Parent Guarantor or (c) transfer any of its assets to the Parent Guarantor or any other Subsidiary of the Parent Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (other than any Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Guarantor or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Guarantor or any Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower or the Parent Guarantor to end on a day other than December 31 or change the Borrower’s or the Parent Guarantor’s method of determining fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.15 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of $4,500,000.

7.16 Amendments or Waivers of Organizational Documents and other Indebtedness. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its Indebtedness (other than Indebtedness pursuant to the Loan Documents) after the Closing Date in a manner materially adverse to the Lenders.

7.17 Prepayments and Cancellations of Other Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness (other than Indebtedness pursuant to the Loan Documents); provided, however, that the Parent Guarantor and its Subsidiaries may make regularly scheduled repayments of such Indebtedness.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.7(d), Section 6.2, clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower or the Parent Guarantor only), Section 6.7(a), clause (ii) or (iii) of Section 6.7(b), Section 6.11, Section 6.12 or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of the Borrower or the Parent Guarantor becoming aware of such default and notice to the Borrower from the Administrative Agent; or

(e) any Group Member (other than Daymark) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that (x) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $1,000,000 or more and (y) an Indenture Non-Payment/Acceleration Default shall not be considered a default under clause (iii) of this paragraph (e); or

(f) (i) any Group Member (other than Daymark) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member (other than Daymark) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than Daymark) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than Daymark) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than Daymark) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member (other than Daymark) shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s); (iv) any of the Loan Parties or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h) (i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability in excess of that portion not paid or covered by insurance (as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (ii) any material non-monetary judgment shall be entered against any Group Member and such judgment or decree shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; provided that, none of the foregoing entered against and involving Daymark only (and not the Parent Guarantor or any of its other Subsidiaries) shall constitute an Event of Default so long as none of the Parent Guarantor or any Subsidiary of the Parent Guarantor (other than Daymark) or any of their respective assets are named in, are the subject of, are used to satisfy or are otherwise subject to any obligation or liability of $1,000,000 or more, in any case by or on account of such judgment or decree; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) the Parent Guarantor shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement), (ii) the board of directors of Parent Guarantor shall cease to consist of a majority of Continuing Directors, (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting and/or economic interest in the Capital Stock of the Parent Guarantor (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Parent Guarantor’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity), (iv) any election by any holder of Preferred Stock to require the Parent Guarantor to repurchase any shares of Preferred Stock as a result of, or otherwise on account of, a “Fundamental Change” (as defined in the Certificate of Designations), or (v) if the holders of Preferred Stock (or any applicable portion of them) nominate additional directors to the board of directors of the Parent Guarantor pursuant to Section 12(b) of the Certificate of Designations (or any similar provision therein); or

(l) any demand, any claim or any request for any payment is made under or in respect of any Payment Guaranty and such demand, claim or request shall not have been satisfied in full within five Business Days after such demand, claim or request is made unless the Borrower has borrowed Additional Loans by the end of such five Business Day period and has applied the proceeds of such Additional Loans (together with any other available funds) within one Business Day following receipt of such proceeds to satisfy in full such demand, claim or request;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest and premium thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest and premium thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section shall apply to any such agent, sub-agent or attorney-in-fact and to the Affiliates of any such agent, sub-agent or attorney-in-fact, and shall apply to their respective activities as agent, sub-agent or attorney-in-fact as if such agent, sub-agent, attorney-in-fact and Affiliates were named herein.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, sub-agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, sub-agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) any Lender may elect to reduce or cancel any Obligations owing to such Lender pursuant to the terms of the Warrants without the consent of any other Lender, the Administrative Agent or any Loan Party) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as provided to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower and Parent	Grubb & Ellis Management Services, Inc.
Guarantor:	1551 N. Tustin Avenue, Suite #300
Santa Ana, California 92705
Attention: Michael J. Rispoli,
Executive Vice President and
Chief Financial Officer
Facsimile: (866) 924-1897
Telephone: (714) 975-2861
with a copy sent to:

Grubb & Ellis Management Services, Inc.
1551 N. Tustin Avenue, Suite #300
Santa Ana, California 92705
Attention: General Counsel
Facsimile: (714) 975-2199
Telephone: (714) 975-2241

with an additional copy to:
Zuckerman Gore Brandeis & Crossman, LLP
875 Third Avenue, 28th Floor
New York, New York 10022
Attention: Cliff Brandeis, Esq.
Facsimile: (212) 223-6433
Telephone: (212) 500-4770

Administrative Agent:	2450 Broadway, 6th Floor
Santa Monica, California 90404
Attention: Linda Bodenstein
Facsimile: (310) 407-7380
Telephone: (310) 552-7180

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees:

(a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses;

(b) to pay or reimburse each Lender and the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent;

(c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents; and

(d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, sub-agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and other charges of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each of the Parent Guarantor and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower and the Parent Guarantor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the Parent Guarantor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent.

(ii) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent. The Borrower agrees that it will cooperate with such Lenders and the Administrative Agent and will execute and deliver, or cause to be executed and delivered, all such documents as the Administrative Agent may reasonably request to effect such assignment.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(f) (it being understood that the documentation required under Section 2.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10 and 2.11 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Parent Guarantor, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.12 Submission To Jurisdiction; Waivers. Each of the Parent Guarantor and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan in the City of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of the Parent Guarantor and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent Guarantor or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality(d). Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof on a confidential basis, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a confidential basis, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. The Administrative Agent and each Lender shall use commercially reasonable efforts to give written notice to the Borrower of any disclosure of confidential information made pursuant to clause (e) or (f) of the preceding sentence; provided that neither the Administrative Agent nor any Lender shall have any liability for failure to provide such notice.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE PARENT GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRUBB & ELLIS MANAGEMENT SERVICES, INC., as Borrower

By:	/s/ Mathieu Streiff
	Name:	Mathieu Streiff
	Title:	Secretary

GRUBB & ELLIS COMPANY, as Parent Guarantor

By:	/s/ Mathieu Streiff
	Name:	Mathieu Streiff
	Title:	Secretary

COLFIN GNE LOAN FUNDING, LLC, as Administrative Agent and Lender

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

(provided under separate cover)

EXHIBIT B

[FORM OF]

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section [5.1(g)] [6.2(a)] of the Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 and 7.15 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate, in my capacity as the Chief Financial Officer of the Borrower and not individually, on this              day of             , 20    .

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,             , and pertains to the period from             ,              to                  ,             .

[Set forth Covenant Calculations]

Dated as of             , 20

EXHIBIT C

[FORM OF]

CLOSING CERTIFICATE

Pursuant to Section 5.1(h) of the Credit Agreement, dated as of April 15, 2011 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company (the “Parent Guarantor”), the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of the Parent Guarantor, the Borrower and each other Loan Party set forth on Schedule I hereto (collectively, the “Certifying Loan Parties”) hereby certifies, in his capacity as an officer and not individually, as follows:

1. The representations and warranties made by the Certifying Loan Parties in or pursuant to the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified by or subject to “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date.

2.              is the duly elected and qualified Secretary of each Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.

4. The conditions precedent set forth in Section 5 of the Credit Agreement were satisfied (or otherwise waived by the written consent of the Lenders and the Administrative Agent) as of the Closing Date.

The undersigned Secretary of each Certifying Loan Party certifies as follows:

5. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors, Board of Managers or the Sole Member, as applicable, of each Certifying Loan Party on April [            ], 2011; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only organizational proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

6. Attached hereto as Annex 2 is a true and complete copy of the By-Laws or Operating Agreement, as applicable, of each Certifying Loan Party as in effect on the date hereof.

7. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or Certificate of Formation, as applicable, of each Certifying Loan Party as in effect on the date hereof, along with a long form good standing certificate for each Certifying Loan Party from the jurisdiction of its organization.

8. The following persons are now duly elected and qualified officers of each Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by each Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Title	Signature

Michael Rispoli	Chief Financial Officer

Matthew Engel	Chief Accounting Officer

Mathieu Streiff	General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Michael Rispoli	Name:	Mathieu Streiff
Title:	Chief Financial Officer	Title:	Secretary

Date:             , 2011

Schedule I

Certifying Party

Annex 1

[Resolutions]

Annex 2

[By-Laws/Limited Liability Company Agreement]

Annex 3

[Certificate of Incorporation/Formation

and Long-Form Good Standing]

EXHIBIT D

[FORM OF]

SOLVENCY CERTIFICATE

April [    ], 2011

This Solvency Certificate is being executed and delivered pursuant to Section 5.1(l) of the Credit Agreement dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company (the “Parent Guarantor”), the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I, Michael J. Rispoli, the Chief Financial Officer of the Parent Guarantor, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the properties, businesses, assets and liabilities of the Parent Guarantor and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Parent Guarantor;

2. I have reviewed the terms and provisions of the Loan Documents and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein, and I acknowledge that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with making the Loans under the Credit Agreement; and

3. On the date hereof, both before and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and all other transactions contemplated hereby and thereby, (a) the fair value of the property of the Parent Guarantor and the Borrower (exclusive of their respective Subsidiaries) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Parent Guarantor and the Borrower, (b) the present fair salable value of the assets of the Parent Guarantor and the Borrower (exclusive of their respective Subsidiaries) is not less than the amount that will be required to pay the probable liability of the Parent Guarantor and the Borrower on their debts as they become absolute and matured, (c) the Parent Guarantor and the Borrower do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) the Parent Guarantor and the Borrower are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which property of such Persons would constitute unreasonably small capital.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	Michael J. Rispoli
	Title:	Chief Financial Officer

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.11(f) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of April 15, 2011

among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company,

the Lenders party thereto and ColFin GNE Loan Funding, LLC, as Administrative Agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Commitment Amount Assigned	Principal Amount Assigned	Loan/Commitment Percentage Assigned
	$	.	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

COLFIN GNE LOAN FUNDING, LLC, as	COLFIN GNE LOAN FUNDING, LLC, as
Administrative Agent	Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT F-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 201

EXHIBIT F-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 201

EXHIBIT F-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 201

EXHIBIT F-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 201

EXHIBIT G

[FORM OF]

BORROWING BASE CERTIFICATE

This Borrowing Base Certificate is being executed and delivered pursuant to Section 6.2(c) of the Credit Agreement dated as of April [    ], 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company (the “Parent Guarantor”), the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EFFECTIVE DATE:

SECTION I. GROSS RECEIVABLES AGING OF THE LOAN PARTIES (OTHER THAN DAYMARK)

Line #	Days from Invoice Date
1.	Current	$
2.	30-60 Days	$
3.	61-90 Days	$
4.	91-120 Days	$
5.	Over 120 Days	$
6.	Total Receivables of the Loan Parties (other than Daymark)	$

SECTION II. ELIGIBLE RECEIVABLES

7.	Total Receivables (line 6)	$
8a.	LESS Receivables not subject to a first priority perfected security interest (subject to the Liens described in clause (a) of the definition of Permitted Liens) in favor of the Administrative Agent	$
8b.	LESS: Receivables subject to any Lien other than a Lien in favor of the Administrative Agent	$
8c.	LESS: Receivables unpaid more than 60 days after the original due or more than 90 days after the original invoice date or which have been written off the books of any Loan Party or otherwise designated as uncollectible, except Receivables comprised of a Customer payable that is paid on an installment basis pursuant to an arrangement entered into at the point of sale (or time at which the service giving rise to the payable was performed) in the ordinary course of business, and which would otherwise constitute an Eligible Receivable but for this clause, so long as such account is no more than 30 days past due (pursuant to such installment arrangement)	$
8d.	LESS: Receivables owing by a Customer for which more than 50% of the Receivables owing from such Customer and its Affiliates are not deemed Eligible Receivables hereunder	$

EXHIBIT G

8e.	LESS: Receivables owing by a Customer to the extent the aggregate amount of Receivables owing from such Customer and its Affiliates to the Loan Parties or any of them exceeds 25% of the aggregate Eligible Receivables	$
8f.	LESS: Receivables with respect to which any covenant, representation, or warranty contained in the Credit Agreement or in any other Loan Document has been breached or is not true in any material respect on the date when made (except that any covenant, representation or warranty that is qualified by or subject to a materiality qualifier or “Material Adverse Effect” shall be true in all respects)	$
8g.	LESS Receivables which (i) do not arise from the sale of goods or performance of services in the ordinary course of business, (ii) except for accrued wage Receivables for which there are no offsetting payables, (A) are not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Customer, or (B) represent a progress billing, (iii) are contingent upon the completion by any Loan Party of any further performance, (iv) represent a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (other than any rights of the Customer to return goods pursuant to customary contracts or arrangements entered into by any Loan Party in the ordinary course of business consistent with past practices; provided that the Loan Parties shall have provided the Administrative Agent with written notice of such contracts or arrangements and the Administrative Agent may establish Reserves in its Permitted Discretion following good faith consultation with the Borrower), (v) relate to payments of interest, (vi) were created on cash on delivery terms, or (vii) with respect to which any check or other instrument of payment has been returned uncollected for any reason	$
8h.	LESS: Receivables for which the services giving rise to such Receivables have not been performed by the applicable Loan Party	$
8i.	LESS: Receivables owed by a Customer which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of a Customer that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business	$
8j.	LESS: Receivables owed by any Customer which has sold all or a substantially all of its assets	$
8k.	LESS Receivables owed by a Customer which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., unless, in either case, such Receivable is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent	$

2

EXHIBIT G

8l.	LESS Receivables owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S., or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have been complied with to the Administrative Agent’s satisfaction; provided that up to $2,500,000 in the aggregate of Receivables which would otherwise constitute an Eligible Receivable but for this clause, shall be permitted to be included as an Eligible Receivable	$
8m.	LESS Receivables owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party; provided that any Receivable arising out of management fees or other servicing fees paid to the Loan Parties (other than Daymark) by Grubb & Ellis Healthcare REIT, Inc., Kojaian Ventures, LLC and any Related Fund of Kojaian Ventures, LLC, in each case, that would constitute an Eligible Receivable but for this clause (m), shall be permitted to be included as an Eligible Receivable	$
8n.	LESS Receivables, the proceeds of which, pursuant to an arrangement with a Customer, are required to be applied to the payment of Property Expenses due and outstanding to any third party (other than any Group Member or any employee of any Group Member) as of the applicable date of determination, but only to the extent that such proceeds are to be applied to such payments	$
8o.	LESS Receivables subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute	$
8p.	LESS: Other ineligible Receivables pursuant to the Credit Agreement not covered above	$
9.	Total Ineligible Receivables (Sum of Line 8a thru 8p)	$
10.	Total Eligible Receivables (Line 7 minus 9)	$
11.	Advance Rate		100%
12.	Total Eligible Receivables (Line 10 multiplied by Line 11)	$
13.	Reserves	$

3

EXHIBIT G

SECTION III BORROWING BASE CALCULATION

14.	Borrowing Base (Line 12 minus Line 13)	$
15.	Maximum Loan Amount	$
16.	Current Loan Outstandings (other than Additional Loans)	$
17.	EXCESS (DEFICIT) AVAILABILITY (Line 15 minus Line 16)	$

4

EXHIBIT G

SECTION IV. CERTIFICATION

The undersigned hereby certifies to the Administrative Agent and the Lenders under the Credit Agreement that the information provided herein is complete and accurate as of the Effective Date above, and is prepared in a manner consistent with the Borrowing Base provisions of the Credit Agreement. The undersigned agrees that in the event of any conflict between this Borrowing Base Certificate and related provisions of the Credit Agreement, the terms of the Credit Agreement shall control.

Date:

GRUBB & ELLIS COMPANY

By:
Name:
Title:

GRUBB & ELLIS MANAGEMENT SERVICES, INC.

By:
Name:
Title:

5

EXHIBIT H

FORM OF ADDITIONAL WARRANTS

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND SUBJECT TO SECTION 6 BELOW, NO OFFER, SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION MAY BE EFFECTED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THE SECURITIES, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (3) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION (WHICH OPINION MAY BE RENDERED BY IN-HOUSE COUNSEL).

WARRANT TO PURCHASE [            ] SHARES OF COMMON STOCK

Issue Date: [            ]

THIS CERTIFIES THAT, for value received, [            ] (together with its transferees, “Holder”), is entitled to subscribe for and purchase [            ] ([            ]) shares (the “Warrant Shares”) of fully paid and nonassessable $0.01 par value per share Common Stock (the “Common Stock”) of Grubbs & Ellis Company, a Delaware corporation (“Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in Section 17 hereof.

1. Warrant Price. The “Warrant Price” shall initially be one cent ($0.01) per share, subject to adjustment as provided in Section 7 below.

2. Conditions to Exercise. Unless this Warrant has previously expired pursuant to the terms specified herein, the purchase right represented by this Warrant may be exercised, subject to adjustment as provided in Section 7 below, during the term commencing on the Issue Date and ending at 5:00 P.M. Pacific time on the third anniversary of the Issue Date of this Warrant (the “Expiration Date”) only in the following circumstances:

(a) Exercisability Upon Satisfaction of Fundamental Change Condition. Holder may exercise this Warrant on or before the Expiration Date upon the occurrence of a Fundamental Change in which the consideration received for each share of Common Stock has a fair market value equal to or greater than One Dollar and Ten Cents ($1.10) per share (the “Trigger Price”); provided that if an Early Termination Event occurs this Warrant shall terminate and be of no further force and effect; or

(b) Exercisability Upon Satisfaction of VWAP Condition. Holder may exercise this Warrant on or before the Expiration Date beginning from the first date on which the VWAP for any thirty (30) consecutive calendar day period following the date hereof is equal to or greater than the Trigger Price.

3. Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant; Put Rights. Subject to Section 2 hereof, the Warrant may be exercised, at the option of the Holder, by any one or combination of the following methods:

(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised, by Holder, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 20 below) and by providing payment to Company, by wire transfer of immediately available funds, of an amount equal to the product of the Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased (the “Share Certificates”) shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes). Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

(b) Cashless Exercise. Subject to Section 2 hereof, if the Per Share Market Value of one share of Common Stock on the date of exercise is greater than the Warrant Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, Holder may exercise this Warrant by a cashless exercise by surrender of this Warrant at the principal office of Company together with the properly endorsed Notice of Exercise in which event Company shall issue to Holder a number of shares of Common Stock computed using the following formula:

	X = Y	- (A)(Y)
B

Where	X =	the number of shares of Common Stock to be issued to Holder.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

	A =	the Warrant Price.

	B =	the Per Share Market Value of one share of Common Stock on the date of exercise.

In the event of any exercise of the rights represented by this Warrant, the Share Certificates shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes). Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

2

(c) Loan Reduction Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised, by Holder, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company and by delivering to Company an executed amendment to the Credit Agreement among Grubb & Ellis Management Services, Inc., as Borrower, Grubb & Ellis Company, as Parent Guarantor, the Several Lenders from time to time parties thereto, and ColFin GNE Loan Funding, LLC, as Administrative Agent, dated as of April 15, 2011. (the “Credit Agreement”), reducing the principal amount owed by an amount equal to the product of the Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, Share Certificates shall be in the name of, and delivered to, Holder, or such other Person as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes). Such delivery shall be made within 3 Trading Days after the exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 3 Trading Days after the exercise of this Warrant.

4. Representations and Warranties of Holder and Company.

(a) Representations and Warranties by Holder. Holder represents and warrants to Company with respect to this purchase as follows:

(i) Authorization. All company action on the part of Holder, its officers, directors, shareholders, members or partners, as applicable, necessary for the authorization, execution, delivery and performance of its obligations under this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Holder enforceable in accordance with its terms.

(ii) Evaluation. Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Company so that Holder is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its interests.

(iii) Resale. Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein and the other representations and warranties of Holder contained herein.

(iv) Rule 144. Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(v) Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

3

(vi) Opportunity To Discuss. Holder has read, understood, and is familiar with Company’s public filings available at the Securities and Exchange Commission’s website and has had an opportunity to discuss Company’s business, management and financial affairs with its management and an opportunity to review Company’s facilities. Holder understands that such discussions, as well as the written information issued by Company, were intended to describe the aspects of Company’s business and prospects which Company believes to be material but were not necessarily a thorough or exhaustive description.

(b) Representations and Warranties by Company. Company hereby represents and warrants to Holder as follows:

(i) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, and (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted. Company is qualified as a foreign corporation in all jurisdictions where such qualification is required except in each jurisdiction in which failure to so qualify would not have a material adverse effect on the business, operations, assets, liabilities, results of operations or financial condition of Company.

(ii) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

(iii) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, or to principles of equity.

(iv) Valid Issuance of Warrant and Warrant Shares. This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant or except as created by Holder. Subject to the accuracy of Holder’s representations and warranties contained in Section 4(a), the offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state securities laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

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(v) No Conflict. The execution, delivery, and performance of this Warrant will not result in (a) any violation of, conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Certificate of Incorporation or by-laws; (2) any provision of any material judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any material contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any material statute, rule, or governmental regulation applicable to Company, or (b) the creation of any lien, charge or encumbrance upon any material assets of Company.

(vi) Capitalization. The capitalization table of Company attached hereto as Annex A is complete and accurate as of [            ] and reflects (a) all outstanding capital stock of Company and (b) all outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company. Company has authorized the issuance of a total of 20,000,000 shares of Preferred Stock, 1,000,000 of which have been designated as Series A Preferred Stock, and 200,000,000 shares of Common Stock and no other shares of preferred stock have been designated or issued.

5. Legends.

(a) Legend. Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THE SECURITIES, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (3) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION (WHICH OPINION MAY BE RENDERED BY IN-HOUSE COUNSEL).

Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied. Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, or (ii) Company has received an opinion of counsel (which may include the opinion of in-house counsel) reasonably satisfactory to Company to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction.

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6. Conditions to Transfer or Exercise of Warrant. Subject to the further provisions of this Section 6, this Warrant and the Warrant Shares represented hereby may be sold, transferred, conveyed or assigned by Holder. This Warrant may not be transferred to any person who is not an “accredited investor,” as such term is defined in Regulation D promulgated under the Act. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise for investment purposes only, not as a nominee or agent, and not with a view to any sale or distribution. As further condition to each transfer, at the request of Company, Holder shall surrender this Warrant to Company and the transferee shall receive and accept a Warrant, of like terms, tenor and date, executed by Company.

7. Adjustment for Certain Events.

(a) Adjustment Exceptions. The number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 7 (in each case, after taking into consideration any prior adjustments pursuant to this Section 7); provided that this Section 7 will not apply to: (i) the issuance of any Additional Warrants (as defined in the Credit Agreement); (ii) the issuance of any Common Stock upon the exercise of the Closing Date Warrants (as defined in the Credit Agreement) or any Additional Warrants; (iii) the issuance of Common Stock upon conversion of the Company’s existing outstanding 12% cumulative participating perpetual convertible preferred stock upon the terms and subject to the conditions of the Certificate of the Powers, Designations, Preferences and Rights of the 12% Cumulative Participating Perpetual Convertible Preferred Stock as such conversion terms thereof are in effect as of April 15, 2011; (iv) the issuance of Common Stock upon conversion of the Company’s existing outstanding 7.95% convertible senior securities due 2015, upon the terms and subject to the conditions of the Indenture for the 7.95% Convertible Senior Securities due 2015 as such conversion terms thereof are in effect as of April 15, 2011; and (v) the issuance of Common Stock as equity compensation to employees, officers, directors and independent contractor brokers (in each case including as inducements to new hires or appointees) (collectively the “Equity Compensation Grants”), provided that this exception to the adjustment provisions of this Section 7 is limited to the following Equity Compensation Grants: (A) the issuance of any shares of common stock pursuant to any outstanding (as of April 15, 2011) options, restricted stock awards, stock appreciation rights, phantom stock rights or other equity grants (the “Existing Equity Compensation”), and (B) the issuance of an additional 2,000,000 shares of Common Stock in the form of options, restricted stock awards, stock appreciation rights, phantom stock rights or other equity grants (the “Additional Equity Compensation”) and the issuance of the Common Stock underlying such Additional Equity Compensation plus any Additional Equity Compensation and any Existing Equity Compensation that is forfeited, expired or terminated provided that any amount issued in excess of the above will result in any requisite adjustment under this Section 7.

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(b) Adjustment to Number of Warrant Shares Upon Issuance of Common Stock. Except in the case of an event described in either Section 7(d) or Section 7(e), if Company shall, at any time or from time to time after the Issue Date, issue or sell, or in accordance with Section 7(c) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than either: (i) the Per Share Market Value or (ii) the Trigger Price, as such amounts are proportionately adjusted for stock splits, reverse stock splits, stock combinations, stock dividends and other distributions and recapitalizations affecting the Common Stock after the Issue Date, (collectively the “Original Prices” and the greater of (i) or (ii) the “Original Adjustment Price”), then immediately upon such issuance or sale (or deemed issuance or sale), the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such issuance or sale (or deemed issuance or sale) shall be increased to a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such issuance or sale (or deemed issuance or sale) by a fraction (which shall in no event be less than one):

(i) the numerator of which shall be the number of shares of Common Stock then outstanding immediately after such issuance or sale (or deemed issuance or sale); and

(ii) the denominator of which shall be the sum of (A) the number of shares of Common Stock then outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock which the aggregate amount of consideration, if any, received by Company upon such issuance or sale (or deemed issuance or sale) would purchase at the Original Adjustment Price.

(c) Effect of Certain Events on Adjustment to Number of Warrant Shares. For purposes of determining the adjusted number of Warrant Shares under Section 7(b) hereof, the following shall be applicable:

(i) Issuance of Options. If Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 7(c)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than either of the Original Prices in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Shares under Section 7(b)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 7(b)) of (x) the total amount, if any, received or receivable by Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 7(c)(iii), no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

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(ii) Issuance of Convertible Securities. If Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 7(c)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than either of the Original Prices in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Shares pursuant to Section 7(b)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 7(b)) of (x) the total amount, if any, received or receivable by Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 7(c)(iii), (A) no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the number of Warrant Shares shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the number of Warrant Shares have been made pursuant to the other provisions of this Section 7(c).

(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 7(c)(i) or Section 7(c)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 7(c)(i) hereof or any Convertible Securities referred to in Section 7(c)(ii) hereof, then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the number of Warrant Shares pursuant to this Section 7) the number of Warrant Shares issuable upon exercise of this Warrant at the time of such change shall be adjusted or readjusted, as applicable, to the number of Warrant Shares which would have been in effect at such time pursuant to the provisions of this Section 7 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment, the number of Warrant Shares issuable upon exercise of this Warrant is increased.

(iv) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 7 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by Company), the number of Warrant Shares then issuable upon exercise of this Warrant shall forthwith be changed pursuant to the provisions of this Section 7 to the number of Warrant Shares which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued, provided that this Section 7(c)(iv) will not apply to the extent the Warrant is exercised.

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(v) Calculation of Consideration Received. If Company shall, at any time or from time to time after the Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 7(c), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by Company shall be the Per Share Market Value for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration shall be the dollar amount thereof and the fair value of any consideration other than cash or marketable securities shall be determined by an Independent Appraiser.

(vi) Record Date. For purposes of any adjustment to the number of Warrant Shares in accordance with this Section 7, in case Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided such distribution is actually made.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 7.

(viii) Other Dividends and Distributions. Subject to the provisions of this Section 7(c), if Company shall, at any time or from time to time after the Issue Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date (as hereinafter defined), retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

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(d) Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If Company shall, at any time or from time to time after the Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 7(d) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e) Adjustment to Number of Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. Subject to Section 2(a), in the event of any (i) capital reorganization of Company, (ii) reclassification of the stock of Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of Company with or into another Person, (iv) sale of all or substantially all of Company’s assets to another Person, (v) transaction constituting a Fundamental Change or (v) other similar transaction (other than any such transaction covered by Section 7(d)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. In the event of a Fundamental Change, following which the Warrants would cease to represent the right to acquire securities, no adjustment shall be made pursuant to the terms hereof. The provisions of this Section 7(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, if the Warrant is exercisable in accordance with Section 2 hereof with respect to any corporate event or other transaction contemplated by the provisions of this Section 7(e), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 7(e) with respect to this Warrant.

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(f) Certain Events. If any event of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7(f) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 7.

8. Notice of Adjustments. Whenever the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 20 hereof.

9. Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder, if Company is a private company, (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each fiscal month of each fiscal year, certified by Company’s president or chief financial officer, and (b) Company’s complete annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements certified by an independent certified public accountant selected by Company within 120 days of the fiscal year end or, if sooner, promptly following such time as Company’s Board of Directors receives the audit. If Company is a publicly held company, it shall deliver to Holder quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC. All such statements are to be prepared using GAAP and, if Company is a publicly held company, are to be in compliance with SEC requirements. At the time of Company’s delivery of quarterly financial statements in accordance with this Section 9, Company shall also deliver to Holder an updated capitalization table of Company in the form attached hereto as Annex A. For so long as Company is a privately held company, Holder agrees to hold in confidence and trust and not to improperly use or disclose any information provided to or learned by Holder in connection with its rights under this Section 9 regarding the business as conducted by Company as of today’s date on the same terms and conditions as set forth in Section 11.8 of the Credit Agreement.

10. Transferability of Warrant. This Warrant is transferable on the books of Company at its principal office by the registered Holder upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company or to any significant shareholder or any direct or indirect subsidiary of any such direct competitor of the Company which is known or should be known as such to the Holder.

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11. Registration Rights. Company grants registration rights to Holder of this Warrant for any Common Stock of Company obtained by Holder upon exercise or conversion of this Warrant, pursuant to the Registration Rights Agreement dated as of April 15, 2011 between Grubb & Ellis Company CDCF II GNE Holding, LLC and CFI GNE Warrant Investor, LLC and subject to pro rata limitations on the number of securities which can be included in a registration among other persons who have the right to register securities pursuant to “piggyback” rights afforded to such persons.

12. No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

13. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

14. No Shareholder Rights Until Exercise; Additional Rights. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof. Company agrees that if it shall at any time in any manner grant to or confer upon any other holder of a warrant any right or benefit that has the effect of establishing rights or otherwise benefiting the holder of any such warrant, in their capacity as holder of such warrant, in a manner more favorable than the rights and benefits established in favor of the Holder (“Additional Rights”) then, in each case, the Holder shall automatically and without further action on behalf of Holder or Company receive substantially the same rights and benefits as the Additional Rights afforded to such other holder of a warrant.

15. Registry of Warrant. Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

17. Definitions. For purposes of this Warrant, the following terms have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Board” means the board of directors of Company.

“Capital Stock” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Early Termination Event” means any consummation of (a) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which Common Stock would be converted into cash, or (b) any consolidation or merger involving Company pursuant to which Common Stock will be converted into cash; provided that in the case of either (a) or (b) of this definition, the applicable transaction is an all-cash transaction, and each holder of Common Stock receives an amount less than the Trigger Price.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 2 shall have been satisfied at or prior to 5:00 p.m., Pacific time, on a Business Day, including, without limitation, the receipt by Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Fundamental Change” means the occurrence after the time of the Issue Date, the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of Company’s Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity); or

(b) consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets, or (B) any statutory share exchange, consolidation or merger involving Company pursuant to which Common Stock will be converted into cash, securities or other property, or (C) any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all Company’s assets and the assets of Company’s Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned Subsidiary) shall have occurred, provided that the following shall not be a Fundamental Change:

(i) any transaction pursuant to which holders of Company’s Capital Stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after the transaction; or

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(ii) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose nomination, election or appointment by such board or whose nomination for election by Company’s stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, nomination or appointment was previously so approved) cease for any reason to constitute 50% or more of the Board of Directors then in office; or

(d) Company’s stockholders shall have approved any plan of liquidation or dissolution; or

(e) the Common Stock (or other common stock into which the Securities are then convertible pursuant to the terms of this Indenture) ceases to be listed on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the NYSE Amex (or their respective successors).

“Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of Company) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either Company or the Holder of any Warrant.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Per Share Market Value” means on any particular date (a) the last sale price per share of the Common Stock on such date on the NYSE Amex (or their respective successors) or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NYSE Amex (or their respective successors). or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Common Stock in the over the counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five (5) Trading Days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser mutually agreeable to Company and the Holder; provided, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

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The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of Company determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Shares are not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Shares are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Share so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an Independent Appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

18. Miscellaneous.

(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on April 15, 2011.

(b) Successors. This Warrant shall be binding upon any successors or assigns of Company.

(c) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

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(d) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(e) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

19. No Impairment. Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

20. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 20.

If to Company:	Grubb & Ellis Company 1551 N. Tustin Ave., Suite 300 Santa Ana, CA 92705 Attn: Chief Financial Officer

With Copies to:	Zukerman, Gore, Brandeis & Crossman, LLP 875 Third Avenue New York, NY 10022 Attn: Clifford A. Brandeis

If to Holder:	[ ] Attn: [ ]

With Copies to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Attn: Rick Madden and Kristine Dunn

If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

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21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

22. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE’S LAWS.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officer thereunto duly authorized.

GRUBBS & ELLIS COMPANY

By:
Name:
Title:

Dated as of                     ,             .

Accepted and Agreed to

By:	[	]

By:

NOTICE OF EXERCISE

To:

[Name of Company]

2.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Common Stock (the “Common Stock”) of (the “Company”), pursuant to the terms of the Stock Purchase Warrant issued effective [—] (the “Warrant”).

3.	Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $ as payment of the purchase price.

( )	Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) of the Warrant.

( )	Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(c) of the Warrant.

4.	Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution and that Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Common Stock in the name of Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

[NAME OF HOLDER]

By:
Name:
Title:

Date:	, 20

ANNEX A

FORM OF

CAPITALIZATION TABLE

(as of March 31, 2011)

Class of Stock or Equity Interest	Amount Authorized (if applicable)		Amount Outstanding		Number of Shares Outstanding (or Shares underlying such equity interest)
Common Stock; $0.01 par value	200,000,000		69,921,581	(1)	69,921,581
Preferred Stock; $0.01 par value	19,000,000		0		0
12% Cumulative Participating Perpetual Convertible Preferred Stock; $0.01 par value	1,000,000		965,700		58,527,214
Options		(2)	321,400		321,400
Unvested Restricted Stock		(2)	4,257,843		4,257,843
Phantom Stock	NA		4,058,251		4,058,251
Treasury Stock	NA		1,267,974		1,267,974
7.95% convertible senior securities due 2015; convertible at the rate of 445.583 Shares for each $1,000 principal amount	NA		$31,500,000		14,035,865

(1)	Includes Unvested Restricted Stock set forth on this table, but does not include Phantom Stock set forth in this table.
(2)	590,175 Shares remaining available for future issuance under previously authorized equity compensation plans.